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EX-99 B. 4(v)


                            [METLIFE INVESTORS LOGO]
                   First MetLife Investors Insurance Company
                               One Madison Avenue
                            New York, New York 10010


DEATH BENEFIT RIDER -- ANNUAL STEP-UP

This Rider forms a part of the Contract to which it is attached and is effective upon issuance. In case of a conflict with any provision in the Contract, the provisions of this Rider will control. The following amends the "Death Benefit Provisions" of the Contract as follows:

DEATH BENEFIT PROVISIONS

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD -- This provision is amended and superseded to provide that the death benefit amount will be the greatest of:

(1)  the Account Value; or

(2) the total Purchase Payments, reduced proportionately by the percentage reduction in Account Value attributable to each partial withdrawal; or

(3)  the Highest Anniversary Value as defined below.

         ON THE ISSUE DATE, THE HIGHEST ANNIVERSARY VALUE IS EQUAL TO YOUR INITIAL PURCHASE PAYMENT. THEREAFTER, THE HIGHEST ANNIVERSARY VALUE AS RECALCULATED WILL BE INCREASED BY SUBSEQUENT PURCHASE PAYMENTS AND REDUCED PROPORTIONATELY BY THE PERCENTAGE REDUCTION IN ACCOUNT VALUE ATTRIBUTABLE TO EACH SUBSEQUENT PARTIAL WITHDRAWAL. ON EACH CONTRACT ANNIVERSARY PRIOR TO THE OWNER'S 81ST BIRTHDAY, THE HIGHEST ANNIVERSARY VALUE WILL BE RECALCULATED AND SET EQUAL TO THE GREATER OF THE HIGHEST ANNIVERSARY VALUE BEFORE THE RECALCULATION OR THE ACCOUNT VALUE ON THE DATE OF THE RECALCULATION.

If a non-natural person owns the Contract, then Annuitant shall be deemed to be Owner in determining the death benefit. If Joint Owners are named, the age of the oldest will be used to determine the death benefit amount.

If the Owner is a natural person and the Owner is changed to someone other than a spouse, the death benefit is equal to the greatest of (1), (2) or (3); however, for purposes of calculating (2) and (3) above:

     (a) subsection (2) shall be restated to provide as follows: "the Account Value as of the effective date of the change of Owner, increased by Purchase Payments received after the date of change of Owner and reduced proportionately by the percentage reduction in Account Value attributable to each partial withdrawal made after such date"; and

     (b) for subsection (3), the Highest Anniversary Value shall be recalculated to equal your Account Value as of the effective date of the Owner change.

In the event that a Beneficiary who is the spouse of the Owner elects to continue the Contract in his or her name in accordance with the "Death Benefit Options During The Accumulation Period" provision, the death benefit is equal to the greatest of (1), (2) or (3).

The amount of the death benefit is determined as of the end of the Business Day on which we have received both due proof of death and an election for the payment method. Any excess of the death benefit amount over the Account Value will be allocated to each applicable Subaccount in the Variable Account and/or the Fixed Account in the ratio that the Account Value in a Subaccount and/or the Fixed Account bears to the total Account Value. The death benefit amount in the

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Separate Account remains in the Separate Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in a Subaccount will be subject to investment risk. This risk is borne by the Beneficiary.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD -- This provision of the Contract is amended to add that if the Beneficiary is the spouse of the Owner, he or she may elect to continue the Contract in his or her own name and upon such election the Account Value will be adjusted to an amount equal to the death benefit amount determined upon such election and receipt of due proof of death of the Owner. Any excess of the death benefit amount over the Account Value will be allocated to each applicable Subaccount in the Variable Account and/or the Fixed Account in the ratio that the Account Value in a Subaccount and/or the Fixed Account bears to the total Account Value.

MISSTATEMENT OF AGE OR SEX -- The "Misstatement of Age or Sex" provision is modified to provide that we may also require proof of age of any Owner.

THIS RIDER IS IRREVOCABLE.

The charge for this Rider is shown on the Contract Schedule.

First MetLife Investors Insurance Company has caused this Rider to be signed by its President and Secretary.


  /S/ signature                           /S/ signature
  ------------------------ Secretary      --------------------- President


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